Exhibit 19

UNITED THERAPEUTICS CORPORATION AND SUBSIDIARIES
STATEMENT OF COMPANY POLICY
Securities Trades by Company Personnel

    United Therapeutics Corporation (the “Company”) has adopted this policy on insider trading (this “Policy”), which applies to each officer, director and employee of the Company or any of its subsidiaries, in order to reduce the risk of securities laws violations that could have severe civil and criminal consequences. The Company designed this Policy to promote compliance with the federal and state securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws. This Policy contains a discussion of insider trading laws and describes the particular restrictions applicable to you.

    Under the Company’s insider trading policy, each officer, director and employee of the Company is forbidden from:

•trading in the common stock, stock options, share tracking awards (“STAP awards”) or other similar derivatives of the Company, or in puts and calls for the Company’s Securities (together referred to as “Securities”), if such person is aware of material, non-public information. Note that “trading” includes the exercise of stock options and STAP Awards issued by the Company, and the sale of shares acquired upon vesting of restricted stock units (“RSUs”) or under the Company’s Employee Stock Purchase Plan (“ESPP”). Trading also includes entering into or amending a Pre-Arranged Trading Plan to trade Securities in the future (for more information about these plans, see below). Trading includes both trades in the public market, such as the Nasdaq or other securities exchanges, and privately-arranged transactions.

•having others trade for such person in such Securities while the person is aware of material, non-public information; and

•communicating (or “tipping”) to others confidential or material non-public information concerning the Company or other companies.
    Federal and state laws prohibit the purchase, sale or other transfer of securities by persons who are aware of material information that is not generally known or available to the public. These laws also prohibit persons with such material non-public information from disclosing this information to others who may trade. If you violate the insider trading laws, you may have to pay civil fines of up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face substantial civil penalties and criminal fines as a result of insider trading violations by employees, officers and directors.

[Revised: April 20, 2023]

    You should read this Policy carefully, ask questions as necessary and return one signed copy to the Company.
POLICY STATEMENT

Prohibition of Insider Trading.
Under the securities laws, if a director, officer, or any employee of the Company is aware of material non-public information relating to the Company, that person may not buy or sell Securities of the Company or engage in any other action to take advantage of, or pass on to others, that information.
During the course of employment or service as a director, a director, officer or employee of the Company may also be made aware of material non-public information about current or potential customers, suppliers, business partners, licensors, licensees, collaborators, acquisition targets, or others doing business or potentially doing business with the Company. This prohibition of insider trading while aware of material non-public information also applies to the securities of these other companies. Information that is not material to the Company may nevertheless be material to those other companies.

    Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from the insider trading laws or from this Policy. The fact that the officer, director or employee may have relied on other factors in purchasing or selling Securities while aware of material non-public information will not absolve the person from liability under the insider trading laws. Even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

    Material Information. Material information is any information that a reasonable investor could consider important in a decision to buy, hold or sell securities. In short, any information which could reasonably affect the price of a company’s common stock.

    Examples. The following are examples of the kind of information that is frequently regarded as material:

•earnings, revenue, or similar financial information
•unexpected financial results
•unpublished financial reports or projections
•results of clinical trials and other information about the enrollment and conduct of clinical trials
•changes in control
•information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations

[Revised: April 20, 2023]

•news of a significant sale of assets or the disposition of a subsidiary
•changes in dividend policies or the declaration of a stock split or the contemplated issuance, redemption or repurchase of securities
•changes in management, directors or auditors
•significant new products or discoveries
•information about major contracts
•gain or loss of a substantial customer or supplier
•material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating
•impending bankruptcy or financial liquidity problems
•major personnel changes which may include significant layoffs or reorganizations
•information surrounding regulatory approvals of the Company’s products
•the interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations
•product recalls
•major environmental incidents
•significant security breach, data loss, or service disruption
•institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings

    Either positive or negative information may be material.

    Twenty-Twenty Hindsight. Remember, if your Securities transactions become the subject of scrutiny, they will be viewed after-the-fact with the benefit of twenty-twenty hindsight. Before engaging in any transaction, you should carefully consider how regulators and others might view your transaction with twenty-twenty hindsight. When in doubt whether non-public information is material, it is best not to engage in a transaction.

    Transactions by Household Members. The very same restrictions apply to your household (family members who are financially dependent on you as well as any other individuals living in your home).1 Employees are responsible for household members complying with this Policy.
    Tipping Information to Others. Whether the information is proprietary information about the Company or information that could have an impact on the Company’s common stock price, employees must not pass such information on to others. In addition, you may not suggest that anyone purchase or sell any other company’s securities while you are aware of material non-public information about that company. This policy against “tipping” applies to information
1     Such “others living in your home” could include housekeepers, babysitters, and anyone else present in your home, whether related to you or not. This is not meant to be an exclusive list; rather, you must be very careful that others do not receive inside information, and those present in your home are more likely than others to be exposed to such information.

[Revised: April 20, 2023]

about the Company and its Securities, as well as to information about other companies. This policy does not restrict legitimate business communications on a “need to know” basis, where you have a basis to expect that the other person will not trade while aware of the information, so long as the other person is under a contractual obligation to keep the information confidential. Penalties apply, whether or not you derive any benefit from another’s trading activities. The U.S. Securities and Exchange Commission (“SEC”) regularly imposes substantial fines on tippers even though they often do not profit from tippees’ trading.

    When Information is Public. As you can appreciate, it is also improper for an officer, director, or employee of the Company to enter a trade immediately after the Company has made a public announcement of material information, including earnings releases. Because the Company’s non-employee shareholders, the market and the investing public should be afforded the time to absorb and evaluate the information and react to it, as a general rule you may not engage in any transactions until the second business day after the information has been publicly released, either through a press release or in a filing with the SEC, at which time the information is no longer considered material non-public information. For example, if an announcement with material non-public information is made on a Monday, Wednesday would be the earliest day on which the trading window would reopen for Securities. Or, if an announcement with material non-public information is made on a Friday, Tuesday generally would be the first day on which you could trade.

PROCEDURES

Pre-Clearance Requirements

    To provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction (which could result, for example, where an officer engages in a trade while unaware of a pending major development), the Company has implemented the following procedures:

•Pre-Clearance List: The Company’s Office of General Counsel and Human Resources Department maintain a list of all of the Company’s directors and senior officers, as well as certain other employees, who because of their position are reasonably likely to be in possession of material non-public information. All individuals on this “Pre-Clearance List” will be notified by a member of the Human Resources Department.

•Transactions Subject to Pre-Clearance Requirements: All transactions in Company Securities by any individual on the Pre-Clearance List must be approved in advance by a member of the Office of General Counsel. For example, this includes any purchase or sale of Company stock through an employee’s broker, as well as entering into or amending a Pre-Arranged Trading Plan and the exercise of stock options and STAP Awards through the Company’s online administrator.

[Revised: April 20, 2023]

•Procedures: All transactions that are subject to pre-clearance must be pre-cleared in writing (typically by email) by a member of the Office of the General Counsel, even if you are not aware of specific material non-public information. An individual may not trade even with authorization if they are actually aware of material non-public information. The pre-clearance policy also applies to household members of a director, officer or certain employees of the Company. If you contemplate a transaction in Securities that is subject to pre-clearance requirements, you should send an email to PRECLEARANCE@unither.com, with the following text in the body of the email

I am not currently in possession of material nonpublic information about United Therapeutics Corporation and its subsidiaries.  I am requesting preclearance to trade in UT securities anytime during the three business days beginning on [insert tomorrow’s date].  If, prior to trading in UT securities I become aware of any material nonpublic information, I hereby certify that I will refrain from trading and will notify you accordingly.

•Pre-Arranged Trading Programs: Pre-clearance is not required for individual transactions effected through a previously approved Pre-Arranged Trading Program (discussed below).

•Duration of Pre-Clearance: If a transaction is approved under our pre-clearance policy, the transaction must be executed by 11:59 p.m., New York Time, on the date specified in the email granting pre-clearance. Regardless of the duration of the pre-clearance granted, you must refrain from trading if you become aware of material non-public information concerning the Company during that time, or if the trading window closes during that time. If the Office of the General Counsel advises you that you are not pre-cleared, then you may not effect any trades in Securities under any circumstances, and you must not inform anyone within or outside of the Company of the restriction.

No Trading During “Closed Window” Periods

    In order to further minimize the possibility of an inadvertent and unintended insider trading violation, all employees and directors of the Company are prohibited from trading in Securities during the period from 11:59 p.m., New York Time, on the last day of each quarter (e.g., March 31st, June 30th, September 30th and December 31st) until 3:00 a.m., New York Time on the second business day following the filing of the Company’s quarterly report on Form 10-Q or 10-K (as the case may be) with the SEC, disclosing its quarterly financial results (trading may take place on the second business day after such filing takes place). In the event that the last day of a quarter falls on a weekend or holiday when trading markets in the United States are closed, then the closed window will begin at 11:59 p.m., New York Time, on the preceding business day

    Please realize that the “open window” periods are of general applicability only and do not serve to permit otherwise illegal trades. Unless pursuant to a Pre-Arranged Trading Plan

[Revised: April 20, 2023]

(discussed below), trading in Securities is permitted only during the “open windows,” and all trades by directors, officers and employees subject to Pre-Clearance must be approved in advance in writing by a member of the Office of the General Counsel. Other events or developments during such periods may still cause some Company directors, officers or employees to be aware of material, non-public information – in such event, you may not trade even if the trading window is open. In addition, in order to prevent trades placed during an open window from being filled during a prohibited closed window period, all trades must be structured either (i) at the then-current market price at the time the order is placed, (ii) at a set limit price on a day order basis, meaning that the limit order will expire if it has not been filled by the end of the trading day on which the limit order was made, or (iii) as an irrevocable order for a set limit price for up to a maximum of thirty (30) days but in no event for a period that exceeds the open window period, meaning that once the limit order is placed it may not be changed or canceled for any reason. An employee may not trade even during the “open window” periods or with authorization if they are actually aware of material non-public information unless the trade is made pursuant to a previously approved Pre-Arranged Trading Plan (discussed below). If an employee has placed a limit order that remains open for longer than one (1) day and the trading window closes during that period, all such limit orders will be canceled immediately.

Transactions Under Company Benefits Plans
This Policy also restricts your ability to engage in certain transactions under the Company’s benefit plans, as described below.
•Stock Options and STAP Awards. Even if the trading window is closed, you may exercise Company stock options if no shares are to be sold, i.e. “exercise and hold” – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises) or exercise STAP Awards when the trading window is closed. These restrictions do not prohibit the receipt or vesting of Company stock options or STAP Awards, or trades made pursuant to a previously-approved and adopted Pre-Arranged Trading Plan.
•RSUs. Under this Policy you are prohibited, while possessing material, non-public information or during a closed trading window, from selling any shares you receive upon the vesting of RSUs. This restriction does not prohibit the receipt or vesting of RSUs, or trades made pursuant to a previously-approved and adopted Pre-Arranged Trading Plan.
•ESPP. This Policy’s trading restrictions apply to any sales of Securities purchased pursuant to the ESPP. However, this Policy does not prohibit purchases of Securities in the ESPP resulting from your periodic contribution to the ESPP pursuant to an election made when you were not aware of material non-public information during an open trading window, or trades made pursuant to a previously-approved and adopted Pre-Arranged Trading Plan.

[Revised: April 20, 2023]

Trading Under a Pre-Arranged Trading Plan

    All directors, officers and employees will be permitted to trade outside of open window periods pursuant to a Pre-Arranged Trading Plan. A Pre-Arranged Trading Plan must be entered into or amended only during an open trading window, must be in writing and must include the specific number of Securities to be sold under the Plan, the price at which such Securities are to be sold or purchased and the date(s) on which such securities are to be sold or purchased or, alternatively, must include a formula for determining the number of Securities, price, and date(s) of sale or purchase. Purchases and sales under a Pre-Arranged Trading Plan must only be made by a broker or a trustee appointed for that purpose under the terms of the Pre-Arranged Trading Plan. The director, officer or employee must not be aware of material non-public information when they put into place or amend a Pre-Arranged Trading Plan. To promote compliance with this policy, directors, officers and employees must obtain the written approval of a member of the Office of the General Counsel prior to establishing, terminating, or amending a Pre-Arranged Trading Plan, and the form and content of all such plans must be approved by the Office of the General Counsel.

Other Restricted Trading Periods

    There may be material non-public information available to directors, officers and employees even during the normal “open window” periods, for example, when a proposed acquisition is pending or a regulatory filing is being prepared or discussed with a regulatory agency. In those instances, the Company may announce a “closed window” for trading in Securities and, if appropriate, in securities of another company. It is also possible that the Company may announce a “closed window” for a particular office or business unit of the Company, rather than for the entire Company.

Additional Prohibited Transactions

    Because the Company believes it is improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving Securities, this Policy prohibits directors, officers and employees from engaging in any of the following activities with respect to Securities:

•No Trading in the Company’s Common Stock on a Short-Term Basis. The SEC’s “short-swing profit” rule already discourages directors and officers from selling any of the Company’s common stock within six months of purchase, or purchasing any of the Company’s common stock within six months of a sale, by requiring that profits from any such transaction be paid over to the Company. The Company extends this rule to apply to all of its employees. No Company personnel should appear to be speculating in the Company’s common stock. If there is an emergency situation – such as a sudden and significant change in financial circumstances – which dictates that recently acquired common stock be sold, an employee should contact the General Counsel to seek a written

[Revised: April 20, 2023]

waiver to this Policy. This rule does not apply to stock option or share tracking award exercises, except to the extent required by the SEC’s short-swing profit rule for directors and officers. This six-month rule also does not apply to shares purchased under the ESPP, which may be sold immediately after their purchase if desired, as long as not subject to other restrictions set forth in this Policy.

•No Pledges by Directors and Officers. Directors and officers are prohibited from pledging Securities. Pledges by non-officer employees must be approved by the Office of the General Counsel.

•No Purchases of Company Securities on Margin. No director, officer or employee shall purchase Securities “on margin” – i.e., with money borrowed from a bank, brokerage firm or other person for the purpose of purchasing the Securities or otherwise hold Securities in a margin account.

•No Short Sales of the Company’s Common Stock. No director, officer or employee of the Company shall engage in selling the Company’s common stock “short” – that is, the sale of shares of the Company’s common stock that are not owned by the seller. An example of short selling would be a person who borrows shares of stock from a bank or broker, sells the shares on the market, and expects the price to go down so as to be able to return the shares of stock to the bank or broker by repurchasing them on the market at a lower price in the future. The short seller also gets to keep the profit made in selling high and buying low.

•No Hedging. No director, officer or employee may engage in hedging or similar transactions designed to decrease the risk associated with holding the Company’s Securities.

•No Buying or Selling “Derivative Securities”. No director, officer or employee shall buy or sell puts (i.e., options to sell), calls (i.e., options to purchase), futures contracts, or other forms of derivative securities relating to Securities. For these purposes, derivative securities are securities that derive their value solely from the value of the other security.

Use of Knowledgeable Stockbroker

    Officers, directors or employees exercising stock options or STAP Awards are required to use the Company’s online stock option program (currently Solium), except under limited circumstances approved by a member of the Office of General Counsel. In addition, those participating in the ESPP are required to keep unsold shares acquired under the ESPP in their Solium brokerage account for at least 18 months following the date of purchase. Officers, directors or employees trading shares of stock owned by them are encouraged to select only one stockbroker (which may be in addition to Solium, if you have purchased shares under the ESPP) to effect all of their transactions in Securities. Officers, directors or employees must remember,

[Revised: April 20, 2023]

however, that a stockbroker has no legal responsibility for a client’s required filings, short-swing profit rule violations or violations of this Policy. Therefore, the best protection will come from awareness of the possible pitfalls. However, use of the same stockbroker who is familiar with this Policy will help officers, directors and employees constantly monitor compliance, not only with this Policy but also with other securities laws obligations.

POST-TERMINATION TRANSACTIONS

    This Policy continues to apply to transactions in Company Securities and other companies’ securities even after termination of employment or service with the Company. If a director or employee has material non-public information about the Company when their service terminates, that person may not engage in any transaction in Company Securities until that information has become public or is no longer material, except as otherwise specified in the policy.

COMPANY ASSISTANCE

    Any person who has any questions about specific transactions may obtain additional guidance from Paul Mahon, Esq., the Company's General Counsel, or any member of his staff, by calling 202-483-7000 or emailing the Legal Department (legal@unither.com). Remember, however, that the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with the employee. In this regard, it is imperative that all officers, directors and employees use their best judgment when engaging in transactions with Securities.

NON-COMPLIANCE
Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

[Revised: April 20, 2023]

CERTIFICATION OF COMPLIANCE

    All directors, officers and employees will be required to certify their understanding of and intent to comply with this Policy when they first begin their employment or service with the Company, and thereafter have an obligation to comply with future revisions to this Policy.

CERTIFICATION

    The undersigned hereby certifies that they have read, understood and agreed to comply with the United Therapeutics Corporation and Subsidiaries Statement of Company Policy on Securities Trades By Company Personnel, a copy of which was distributed with this certificate.

Date:                        Signature:

                        Name:

                        Title/Department:

[Revised: April 20, 2023]